UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On March 14, 2008, Riverview Bancorp, Inc. (“Company”) announced that it expects to record a provision for loan losses of between $1.5 million and $2.0 million, or $0.14 to $0.19 per diluted share, during the fourth quarter of the fiscal year ended March 31, 2008.  As a result of this increase, it currently expects the provision for loan losses for the year to be between $2.6 million and $3.1 million.

For further information see the Company’s press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)              Exhibits

99.1            Press Release dated March 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: March 14, 2008	/s/Patrick Sheaffer
Patrick Sheaffer
Chief Executive Officer
(Principal Executive Officer)

Exhibit 99.1

News Release Dated March 14, 2008

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp, Inc. Reports Expected Increase In Its Provision for Loans Losses

Vancouver, WA – March 14, 2008 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced that it expects to record a provision for loan losses of between $1.5 million to $2.0 million (pre-tax), or $0.14 to $0.19 per diluted share, during the fourth quarter of its fiscal year ending March 31, 2008.  As a result of this increase, it currently expects the provision for loan losses for the year to be between $2.6 million and $3.1 million.  This anticipated quarterly provision for loan losses is significantly higher than the $650,000 it recorded during the third quarter ended December 31, 2007.

Riverview’s decision to increase its provision for loan losses was prompted by a number of factors based on its methodology for determining the level of its allowance for losses.  Riverview has experienced strong growth in commercial real estate loans and, to a lesser extent, commercial business loans during the quarter ending March 31, 2008 with total loan growth during the quarter expected to be approximately $40 million.

Non-performing assets are currently $3.3 million, or 0.37% of total assets, and were $1.1 million, or 0.14% of total assets, at December 31, 2007.  In addition, as a result of the slowdown in sales of both residential lots and single family residences, Riverview completed a review of land development and speculative construction loans.  Land development and speculative construction loans currently comprise approximately 9% and 11%, respectively of Riverview’s total loan portfolio.  Based on the increase in total loans, the decreases in home sales and the decline in home prices Riverview reassessed the allowance for loan and lease losses and determined the increase was merited.

Riverview has also determined to limit its land development and construction lending in the future and has made minor modifications to its underwriting guidelines and review procedures in response to the current market conditions.  As a result, during the quarter ending March 31, 2008, we anticipate a decrease in Riverview’s portfolio of land developments and speculative construction loans.

Commenting on the announcement, Patrick Sheaffer, Chairman of the Board and Chief Executive Officer of Riverview  Bancorp, Inc. stated, “Clearly changes in the economy have affected the markets we serve.  While loan growth has remained strong, we have seen a marked slowdown in residential real estate sales in all our markets which directly impacted our land development and speculative construction lending.  We believe our actions to strengthen our allowance for loan losses demonstrates our resolve to address these issues as quickly and as completely as we can based on the current information available to us.  This, as always, is an ongoing process that is a high priority for Riverview and its entire management team.  Importantly, even with these aggressive steps to meet credit quality concerns, our fourth quarter results will show that Riverview remains well positioned to pursue its strategies for growth over the long term.”

The Company expects to report earnings for its fourth quarter and year ending March 31, 2008  in May 2008.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor.  With assets of $844 million, it is the parent company of the 84 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp.  There are 18 branches, including ten in fast growing Clark County, three in the Portland metropolitan area and four lending centers.  The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, expectations of the business environment in which Riverview operates, projections of future performance, perceived

Riverview Bancorp, Inc.
March 14, 2008

opportunities in the market and statements regarding Riverview’s strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  Riverview’s actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, the Washington and Oregon real estate market, competitive conditions in the business and geographic areas in which Riverview conducts its business, regulatory actions or changes and other risks detailed in Riverview’s reports filed with the Securities and Exchange Commission, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  Riverview disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.